EXHIBIT to Item 77K
Changes in Registrant's certifying accountant



Joseph A Don Angelo CPA ("Auditor"), the independent auditors to New Alternative Fund, Inc. (the "Registrant") informed the
Registrant that it would withdraw from the position of independent auditors to the Registrant, effective March 2, 2007.

Auditor's reports on the Registrant's financial statements for the two most recent fiscal years contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrant's two most recent fiscal years and through the date of this filing, (i) there were no disagreements with Auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Auditor, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Registrant's financial statements for such years, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Registrant has requested that Auditor furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as an Exhibit to this Form N-SAR.

On January 22, 2007, the Registrant by action and upon the recommendation of its Audit Committee engaged Brigg, Bunting & Dougherty, LLP ("BBD") as the independent auditors to audit the Registrant's financial statements for the fiscal year ending December 31, 2007. During the Registrant's two most recent fiscal years and through the date of this filing, neither the Registrant, its portfolios nor anyone on their behalf has consulted BBD on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).


EXHIBIT B: Sub-Item 77K: Changes in registrant's certifying accountants

Joseph A Don Angelo CPA
116 Jackson Avenue
Syosset, NY 11791

February 28, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by New Alternative Fund, Inc. (the "Registrant"), a copy of which is attached and which we understand will be filed with the Securities and Exchange Commission pursuant to Sub-Item 77K of the Registrant's Form N-SAR for the year ended December 31, 2006. We agree with the statements concerning our Firm in such Form N-SAR.

Sincerely yours,
/s/ Joseph A. Don Angelo CPA

Joseph A Don Angelo CPA
116 Jackson Avenue
Syosset, NY 11791